Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact	Media Contact
Bill Dietrick	Tim Nelson
Proto Labs	PadillaCRT for Proto Labs
763-479-7664	612-455-1789
bill.dietrick@protolabs.com	tim.nelson@padillacrt.com

Proto Labs Names New Member Archie Black to Board of Directors

President and CEO at global software company SPS Commerce brings proven leadership and growth experience to rapid manufacturer Proto Labs

MAPLE PLAIN, MINN.—February 25, 2016—Proto Labs, Inc. (NYSE: PRLB), a prototype and low-volume parts manufacturer, has named Archie C. Black to its board of directors effective March 1. Since 2001, Black has served as President and CEO of SPS Commerce, a cloud-based supply chain management company.

During his tenure at SPS Commerce, the company has seen 60 consecutive quarters of revenue growth, and expansion from less than 100 employees to more than 1,000 in the United States and internationally across three continents.

“We looked at Archie’s history of strong leadership at SPS Commerce. He was critical in transforming a tech-driven startup company into a global business that generated $158.5 million in 2015,” says Vicki Holt, President and CEO at Proto Labs and current board member. “There certainly are parallels to that trajectory and our own at Proto Labs, experience I see as very valuable to our company. We are thrilled to welcome Archie as our newest member.”

Black joins Holt, Larry Lukis, the current chairman of the board and Proto Labs’ founder, and five other members with a range of financial and corporate leadership experience. Like SPS Commerce, Proto Labs has successfully navigated a tremendous amount of financial and employment growth over the past decade.

“Being on the board of directors at such a high-performance, high-growth company like Proto Labs is very exciting," says Black. "With my background in building a disruptive, technology-based company, I look forward to the contributions I can make to the digital business model at Proto Labs.”

About Proto Labs

Proto Labs is the world's fastest digital manufacturing source for custom prototypes and low-volume production parts. The technology-enabled company uses advanced 3D printing, CNC machining and injection molding technologies to produce parts within days. The result is an unprecedented speed-to-market value for designers and engineers and an on-demand resource throughout a product’s life cycle. Visit protolabs.com for more information.

SPS COMMERCE, SPS, and RETAIL UNIVERSE are marks of SPS Commerce, Inc. and Registered in the U.S. Patent and Trademark Office. 1=INFINITY logo, AS THE NETWORK GROWS, SO DOES YOUR OPPORTUNITY, INFINITE RETAIL POWER, RETAIL UNIVERSE, RSX, SPS logo, and others are further marks of SPS Commerce, Inc. These marks may be registered or otherwise protected in other countries.